As filed with the Securities and Exchange Commission on October 24, 2017

Registration No. 333-207598

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-207598

UNDER

THE SECURITIES ACT OF 1933

CU BANCORP

(Exact name of registrant as specified in its charter)

California	99-0779788
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

818 West 7th Street, Suite 220 Los Angeles, CA	90017
(Address of principal executive offices)	(Zip Code)

Kori L. Ogrosky

PacWest Bancorp

9701 Wilshire Boulevard, Suite 700

Beverly Hills, California 90212

(310) 887-8500

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-3 (the “Registration Statement”), File No. 333-207598, filed on October 26, 2015, as amended on November 5, 2015, of CU Bancorp, a California corporation (the “Company”), pertaining to the registration of an indeterminate number of the Company’s common shares, no par value per share, preferred stock, purchase contracts, depositary shares, debt securities, warrants and units of the Company, with an aggregate public offering price of up to $100,000,000 (collectively, the “Securities”).

On October 20, 2017, pursuant to the Agreement and Plan of Merger, dated as of April 5, 2017, by and between the Company and PacWest Bancorp, a Delaware corporation (“PacWest”), the Company merged with and into PacWest (the “Merger”), with PacWest continuing as the surviving corporation and as the successor in interest to the Company following the Merger.

As a result of the Merger, the offering of the Securities pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby files this Post-Effective Amendment No. 2 to remove from registration all of the Securities registered but unsold under the Registration Statement as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, California, on October 24, 2017.

PACWEST BANCORP (as successor by merger to CU Bancorp)

By:	/s/ Kori L. Ogrosky
Name: Kori L. Ogrosky
Title: Executive Vice President, General Counsel & Corporate Secretary

Note: No other person is required to sign this post-effective amendment to the Registration Statements on Form S-3 in reliance on Rule 478 of the Securities Act of 1933, as amended.